Lake Shore Bancorp, Inc.

2014 Fact Sheet • NASDAQ: LSBK

Company Profile

Lake Shore Bancorp, Inc. (Nasdaq:LSBK) is the parent company of Lake Shore Savings Bank, a mission-driven community institution dedicated to serving the financial needs of consumers and businesses within its Western New York market area. The Bank operates 11 full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Orchard Park, Snyder, East Amherst, Kenmore, Depew and Hamburg offering a broad array of retail and commercial lending and deposit services. The Company had total assets of $482.2 million and total deposits of $388.2 million as of December 31, 2013, and its stable asset quality metrics compare well to broad industry and peer averages. The Company's common stock is traded on the NASDAQ Global Market as "LSBK" and its 5.9 million shares, including 3.6 million mutual holding company (MHC) shares, represent a market cap of approximately $72 million (on 12/31/13). Additional information about the Company is available at www.lakeshoresavings.com.

Lake Shore Bancorp is committed to maintaining an efficient expense profile, driving growth in our commercial loan portfolio, identifying and managing institutional risk, and prudent growth which builds long-term value for our investors.

2013 Highlights

- Delivered record net income of $3.7 million, or $0.65 per diluted share
- Expanded our service footprint in suburban Buffalo, opening a new branch location in Snyder, N.Y. during the second quarter of 2013
- Continued focus on commercial real estate and small business lending, with approximately $35.7 million of loan originations in prior two years
- Continued to make significant improvements to funding mix by focusing on core deposit growth and reducing dependence on more-costly CDs and borrowings
- Maintained solid asset quality metrics, as non-performing loans as a percentage of total loans were 1.66% at year-end

Investment Rationale

- Solid and stable asset quality metrics compared to industry and peer averages
- Capital ratios in excess of regulatory definition for well capitalized
- Operational focus on managing interest rate risk
- Solid community banking core business
- Retail growth efforts focused on Buffalo Metro area and increasing market share
- Investment in enhanced digital capabilities to meet customer's technology needs

Asset Quality

LSBK at or for December 31, 2013
ASIN[1] at or for September 30, 2013

Asset Quality Metrics	LSBK	ASIN[1]	ASIN[1] Assets $100M to $1B
Non-performing loans as a percent of total net loans	1.66%	2.65%	2.14%
Non-performing assets as a percent of total assets	1.11%	1.86%	1.87%
Allowance for loan losses as a percent of total net loans	0.65%	1.50%	1.33%
Allowance for loan losses as a percent of non-performing loans	39.36%	56.39%	62.06%

[1]ASIN = All Savings Institutions - National

Core Deposit Growth

$000,000



$400
$300
$200
$100
$318.4
$375.8
$379.8
$378.5
$388.2
2009
2010
2011
2012
2013
Time Deposits
Core Deposits

Since 2009, we have grown core deposits by more than 51% to $195.7 million.

Investment Profile

Data at 12/31/13, or most recent available

Market Cap*	$72.2
Price / Earnings (LTM)	19.68
Price / Book Value	1.10
Closing Price*	$12.20
52-week High* (3/8/13)	$14.69
52-Week Low* (1/4/13)	$9.01
Annual Dividend	$0.28
Indicated Dividend Yield	2.29%
Dividend Payout Ratio (LTM)	43.08%
Shares Outstanding	5.9 M
Float	1.9 M
Avg. Trading Volume (3 mo.)	1,805
Shares Held by Institutions	0.7 M
% Held by Institutions	11.1%
Shares Held by Insiders	0.3 M
% Held by Insiders	5.1%
Shares Held by Mutual Holding Company	3.6 M
% Held by Mutual Holding Company	61.5%

* at December 31, 2013
includes 3.6 million mutual holding company shares

Our consistent performance reflects our fundamental approach to banking: sound policies and procedures in place, a very strong capital position, and effective execution of our operating strategy with a focus on core deposit growth and consistently solid asset quality metrics.


BUFFALO
DUNKIRK

● Branch Location
■ Corporate Headquarters

Leadership Team

Gary W. Winger
Chairman of the Board

Daniel P. Reininga
President and Chief Executive Officer

Rachel A. Foley
Chief Financial Officer and Treasurer

Steven W. Schiavone
Controller

Selected Financial Data (unaudited)

Selected Financial Condition Data:	As of December 31,		
$000	2013	2012	2011
Total assets	$482,167	$482,387	$488,597
Loans, net	277,345	272,933	275,068
Securities available for sale	157,964	159,368	164,165
Total deposits	388,235	378,543	379,798
Short-term borrowings	11,650	11,200	6,910
Long-term debt	7,850	14,400	27,230
Total stockholders' equity	65,271	66,985	63,947
Allowance for loan losses	1,813	1,806	1,366
Non-performing loans	4,606	2,420	2,798
Non-performing assets	5,335	3,000	3,113

Selected Operating Data:	For the Year Ended December 31,		
$000, except per share data	2013	2012	2011
Interest income	$ 18,614	$ 19,650	$ 20,765
Interest expense	3,556	4,603	5,636
Provision for loan losses	105	656	415
Total non-interest income	2,092	2,030	1,666
Total non-interest expense	12,334	11,811	11,307
Net income	3,743	3,626	3,680
Basic earnings per common share	$0.66	$0.63	$0.64
Diluted earnings per common share	$0.65	$0.63	$0.64
Dividends declared per share	$0.28	$0.25	$0.28

Selected Financial Ratios and Other Data (unaudited)

Performance Ratios:	2013	2012	2011
Return on average assets	0.77%	0.74%	0.76%
Return on average equity	5.64%	5.47%	6.15%
Dividend payout ratio[1]	43.08%	39.68%	43.75%
Interest rate spread[2]	3.19%	3.07%	3.14%
Net interest margin[3]	3.34%	3.26%	3.34%
Efficiency ratio[4]	71.92%	69.16%	67.32%
Non-interest expense to average total assets	2.55%	2.40%	2.34%
Avg interest-earning assets to avg interest-bearing liabilities	119.39%	119.69%	116.58%

Capital Ratios:	2013	2012	2011
Total risk-based capital to risk-weighted assets	25.08%	23.77%	21.81%
Tier 1 risk-based capital to risk-weighted assets	24.36%	23.04%	12.27%
Tangible capital to tangible assets	12.75%	12.14%	11.18%
Tier 1 leverage (core) capital to adjustable tangible assets	12.75%	12.14%	11.18%
Equity to total assets	13.54%	13.89%	13.09%

1 Represents dividends declared per share as a percent of diluted earnings per share.
2 Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
3 Represents the net interest income as a percent of average interest-earning assets for the period.
4 Represents non-interest expense divided by the sum of net interest income and non-interest income.
5 Represents the capital ratios of Lake Shore Savings Bank since Lake Shore Bancorp, Inc., as a savings and loan holding company, is not subject to formula-based requirements at the holding company level.

Safe Harbor Statement This fact sheet contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company's and the Bank's industry, and management's beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp, Inc.
31 East Fourth Street
Dunkirk, New York 14048-2226

Investor Relations Contact
Rachel A. Foley
Chief Financial Officer/ Treasurer
(716) 366.4070 ext. 1220

Stock Transfer Agent
Registrar and Transfer Company
10 Commerce Drive
Crawford, New Jersey 07016-3572
(800) 368.5948